Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements of Vocera Communications, Inc. (Forms S-8 Nos. 333-214485, 333-210173, 333-202705, 333-194632, 333-186818, and 333-180417) of our report dated December 19, 2016, relating to the financial statements of Extension, LLC, which report appears in this Current Report on Form 8-K/A of Vocera Communications, Inc.

/s/ Moss Adams LLP

San Francisco, California

December 19, 2016